As filed with the Securities and Exchange Commission on February 14, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH & NEPHEW plc

(Exact Name of Registrant as specified in its Charter)

England and Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Adam Street, London WC2N6LA

(Address of principal executive offices)

Smith & Nephew 2004 Co-Investment Plan

Smith & Nephew 2004 Executive Share Option Plan

Smith & Nephew 2004 Performance Share Plan

(Full title of the plans)

James A. Ralston

Executive Vice President and Chief Legal Officer

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

(901) 396-2121

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Pran Jha

Sidley Austin Brown & Wood LLP

10 South Dearborn Street

Chicago, Illinois 60603

(312) 853-4161

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary Shares represented by American Depositary Shares (1)	5,000,000 Ordinary Shares represented by 1,000,000 American Depositary Shares (2)(5)	$10.28	$51,400,000	$6,050
Ordinary Shares	6,000,000 Ordinary Shares (3)(6)	$10.28	$61,680,000	$7,260

(1)	American Depositary Shares (each an “ADS”), each representing five Ordinary Shares, 12 2/9 pence par value (the “Ordinary Shares”) of Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”) issuable upon deposit of the Ordinary Shares, have been registered on a separate registration statement on Form F-6, filed December 11, 2003 (Registration No. 333-111088).

(2)	This registration statement registers 3,500,000 Ordinary Shares represented by American Depositary Shares issuable under the Smith & Nephew 2004 Co-Investment Plan and 1,500,000 Ordinary Shares represented by American Depositary Shares issuable under the Smith & Nephew 2004 Performance Share Plan.

(3)	This registration statement registers 6,000,000 Ordinary Shares issuable under the Smith & Nephew 2004 Executive Share Option Plan.

(4)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Smith & Nephew plc American Depositary Shares reported on the New York Stock Exchange on February 7, 2005, which average was $51.42 per ADS and, therefore, represents $10.28 per Ordinary Share.

(5)	Plus such additional number of Ordinary Shares as may be issuable pursuant to the anti-dilution provisions of the Smith & Nephew 2004 Co-Investment Plan and the Smith & Nephew 2004 Performance Share Plan, in accordance with Rule 416(a) under the Securities Act.

(6)	Plus such additional number of Ordinary Shares as may be issuable pursuant to the anti-dilution provisions of the Smith & Nephew 2004 Executive Share Option Plan, in accordance with Rule 416(a) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following Registrant’s documents are incorporated by reference in the Registrant’s registration statement:

1.	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2003 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

2.	The Registrant’s description of its American Depositary Shares, each representing five (5) Ordinary Shares as set forth in the Registrant’s Registration Statement on Form F-6 filed with the Commission on December 11, 2003 (Registration No. 333-111088).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this registration statement and to be part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. These restrictions do not prevent a company from purchasing and maintaining insurance against any such liability for any such director or officer.

Article 168 of the Registrant’s Articles of Association provides:

“Subject to the provisions of the Acts but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Alternate Director, Secretary or other officer of the Company other than the Auditors shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses, damages and liabilities incurred by him in or about the execution of his duties or the exercise of his powers or otherwise in relation thereto including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company in which judgment is given in his favour or in which he is acquitted, or which are otherwise disposed of without any finding or admission of material breach of duty on his part or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.”

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	The Registrant’s Memorandum of Association which is incorporated by reference to Exhibit 1(a) to the Registrant’s Registration Statement on Form 20-F filed on April 26, 2001, No. 001-14978.

4.2	The Registrant’s Articles of Association which is incorporated by reference to Exhibit 1(b) to the Registrant’s Registration Statement on Form 20-F filed on March 26, 2004, No. 001-14978.

4.3	Form of Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder which is incorporated by reference from Exhibit 1 of the Registrant’s Registration Statement on Form F-6 filed on December 11, 2003, No. 333-111088.

4.4*	Smith & Nephew 2004 Co-Investment Plan.

4.5*	Smith & Nephew 2004 Executive Share Option Plan.

4.6*	Smith & Nephew 2004 Performance Share Plan.

5*	Opinion of Ashurst as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ashurst (included in the opinion filed as Exhibit 5).

24*	Powers of Attorney (contained in the signature page to this registration statement).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on February 14, 2005.

SMITH & NEPHEW plc

By:	/s/ Paul R. Chambers
Paul R. Chambers
Company Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of Smith & Nephew plc whose signature appears below constitutes and appoints Peter Hooley and James A. Ralston, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 14, 2005.

/s/ Dudley G. Eustace Dudley G. Eustace	Director and Chairman

/s/ Sir Christopher J. O’Donnell Sir Christopher J. O’Donnell	Director and Chief Executive (Principal Executive Officer)

/s/ Peter Hooley Peter Hooley	Director and Finance Director (Principal Financial and Accounting Officer)

/s/ Richard De Schutter Richard De Schutter	Director

/s/ Brian Larcombe Brian Larcombe	Director

/s/ Dr. Pamela J. Kirby Dr. Pamela J. Kirby	Director

/s/ Dr. Rolf W.H. Stomberg Dr. Rolf W.H. Stomberg	Director

/s/ James A. Ralston James A. Ralston	Authorized U.S Representative

EXHIBIT INDEX

Exhibit Number	Description

4.1	The Registrant’s Memorandum of Association which is incorporated by reference to Exhibit 1(a) to the Registrant’s Registration Statement on Form 20-F filed on April 26, 2001, No. 001-14978.

4.2	The Registrant’s Articles of Association which is incorporated by reference to Exhibit 1(b) to the Registrant’s Registration Statement on Form 20-F filed on March 26, 2004, No. 001-14978.

4.3	Form of Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder which is incorporated by reference from Exhibit 1 of the Registrant’s Registration Statement on Form F-6 filed on December 11, 2003, No. 333-111088.

4.4*	Smith & Nephew 2004 Co-Investment Plan.

4.5*	Smith & Nephew 2004 Executive Share Option Plan.

4.6*	Smith & Nephew 2004 Performance Share Plan.

5*	Opinion of Ashurst as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ashurst (included in the opinion filed as Exhibit 5).

24*	Powers of Attorney (contained in the signature page to this registration statement).

*	Filed herewith